EXHIBIT 99.1

NEWS RELEASE
FOR INFORMATION CONTACT:

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio  43215

Mark E. Yale	Lisa A. Indest
Executive V.P., CFO	Senior V.P., Finance and Accounting
614.887.5610	614.887.5844
myale@glimcher.com	lindest@glimcher.com

Tuesday, August 31, 2010

GLIMCHER AND AN AFFILIATE OF THE BLACKSTONE GROUP® TO PURCHASE PEARLRIDGE CENTER IN HONOLULU, HAWAII

COLUMBUS, OH—August 31, 2010—Glimcher Realty Trust, (NYSE:GRT), one of the country’s premier retail REITs, today announced that it entered into an agreement along with an affiliate of Blackstone Real Estate Advisors to purchase Pearlridge Center (“Pearlridge”) in Honolulu, Hawaii for $245 million.  The transaction is anticipated to close in the fourth quarter of 2010.  Pearlridge will be acquired by a joint venture that is owned 80% by an affiliate of Blackstone Real Estate Advisors and 20% by an affiliate of Glimcher.  Glimcher will lease and manage the property.

The purchase price of $245 million will be funded by proceeds from a new mortgage loan of approximately $175 million that will be obtained at closing and equity contributions by the joint venture partners.  The equity contributions will be funded proportionately by the joint venture partners based upon their respective ownership interests in the venture.  Glimcher will fund its required portion of the equity contribution through available capacity under its line of credit.  The transaction required the venture to post a $10 million earnest money deposit, which is non-refundable provided certain estoppels and consents are received and certain other customary conditions are satisfied.  The earnest money deposit has been funded by the partners proportionately based upon their respective ownership interests.

“Pearlridge Center is a highly productive and well-occupied mall that fits perfectly within our strategy of upgrading the quality of our real estate portfolio,” stated Michael P. Glimcher, Chairman of the Board and CEO.  “We are excited to expand our strategic relationship with The Blackstone Group® through this investment,” added Mr. Glimcher.

Pearlridge is the second largest mall in Hawaii with a total leasable area of over 1.0 million square feet.  Pearlridge was built in 1972 and underwent extensive renovations in 1995 and 1996.  Pearlridge is located in the community of Aiea, in the Honolulu MSA.  The Property has in-line tenant sales of approximately $500 per square foot and an occupancy rate of 99%.

About Glimcher

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers as well as community centers.  Glimcher® is registered trademark of Glimcher Realty Trust.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRTPrF” and “GRTPrG,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.